Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact for SFX

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com

SFX & CLEAR CHANNEL SIGN MARKETING AND CONTENT PARTNERSHIP

Electronic music at center of innovative media and events initiative for 2014

NEW YORK — (January 6, 2014) — SFX Entertainment, Inc. (NASDAQ: SFXE), the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals, and Clear Channel Media and Entertainment, the leading media company in America with a greater reach in the U.S. than any radio or television outlet, announced today an innovative marketing and content partnership centered on the fast-growing electronic music category.

The partnership, which combines the largest player globally in EMC with the world’s largest radio and digital broadcaster, contains three key initiatives: a national DJ/Producer contest in partnership with Beatport; a weekly Beatport Countdown show; and an original live event series.  Specific plans for 2014, include:

•                  The creation of a national DJ talent contest airing live on select Clear Channel stations nationwide, as well as on Evolution, iHeartRadio’s dance music hub, with parts of the competition taking place at iHeartRadio Theaters in New York and Los Angeles. The winner will appear at Mysteryland, SFX’s newest U.S. festival taking place on Memorial Day 2014 weekend on the hallowed grounds of Woodstock in New York, and also receive a recording contract with Beatport and a major record label.

•                  The creation of a weekly Top 20 Countdown from Beatport, to air on Clear Channel stations nationwide.  With almost 40 million unique users per year, Beatport has become the premier on-line destination for dance music downloads, mixes, live DJ performances and news. Top Clear Channel stations airing the Countdown include Z100/WHTZ FM in New York; KIIS-FM in Los Angeles; 103.5 KISS-FM/WKSC in Chicago; WILD 94.9 FM/KYLD in San Francisco; 106.1 KISS-FM/KHKS in Dallas-Ft. Worth; Hot 99.5/WIHT-FM in Washington D.C.; Q102 Philly/WIOQ-FM in Philadelphia; Power 96.1/WWPW-FM in Atlanta; Evolution 101.7 Boston/WEDX-FM; Channel 95.5/WKQI-FM in Detroit; and Y100/WHYI-FM in Miami-Ft. Lauderdale-Hollywood, among others.

•                  The original live event series provides a framework for event creation in the electronic music space, specifically a national EMC event program focused around Halloween 2014.

“Partnering with the clear leader in broadcast and digital radio is a key strategic relationship for SFX,” said Robert F.X. Sillerman, Chairman and CEO of SFX Entertainment.  “The framework we have established with Clear Channel, whose stations include KIIS-FM and Z100, brings the electronic music category to a broader audience and delivers on what we believe the young music consumer wants today.  It also allows us to amplify the promotion of DJ/Producers who are the life-blood of our industry.”

“The demand for electronic music continues to increase across all of our platforms at Clear Channel,” said John Sykes, Clear Channel’s President of Entertainment Enterprises.  “This strategic partnership with SFX will give our audiences access to a deeper selection of music content and live events.”

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals.  SFX’s mission is to enable EMC by providing fans with the best possible live experiences, music discovery and digital connectivity with our content and the broader EMC community.  SFX was borne out of the technology revolution, as the music industry evolved into DJ- and producer-led creations driven by social and digital consumer media.  SFX produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Nature One, Maydayand Ruhr-in-Love.  SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties and ticketing business. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the caption “Risk Factors” in our final prospectus filed with the SEC on October 10, 2013, which is available on our Investor Relations website at www.sfxii.com and on the SEC website at www.sec.gov.  Additional information will also be set forth in our Annual Report on Form 10-K for the period ended December 31, 2013. In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligationto update these statements as a result of new information or future events.

About Clear Channel Media and Entertainment

With 243 million monthly listeners in the U.S., Clear Channel Media and Entertainment has the largest reach of any radio or television outlet in America.  Clear Channel Media and Entertainment serves 150 markets through 840 owned radio stations, and the company’s radio stations and content can be heard on AM/FM, HD digital radio, satellite radio, on the Internet at iHeartRadio.com and on the company’s radio station websites, on the iHeartRadio mobile app, in enhanced auto dashes, on iPads and smartphones, and used via navigation systems.  iHeartRadio, ClearChannel’s digital radio platform, is the No. 1 all-in-one digital audio service with over 225 million downloads; it reachedi ts first 20 million registered users faster than any digital service in Internet history.

The company’s operations include radio broadcasting, online and mobile services and products, live concerts and events, syndication, music research services and independent media representation.  Clear Channel Media & Entertainment is a division of CC Media Holdings, Inc. (OTCBB: CCMO), a leading global media and entertainment company.

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